Exhibit 99.2

TRITON CONTAINER INTERNATIONAL LIMITED AND TAL INTERNATIONAL GROUP, INC.
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The unaudited pro forma combined financial information presented below is derived from the historical financial position and results of operations of TAL and Triton, adjusted to give effect to the mergers and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements. For a summary of the mergers, please refer to the proxy statement / prospectus filed on May 9, 2016.
The unaudited pro forma combined statements of income for the three months ended March 31, 2016 and for the year ended December 31, 2015 give effect to the mergers as if they had occurred on January 1, 2015. The unaudited pro forma combined balance sheet gives effect to the mergers as if they had occurred on March 31, 2016.
The pro forma adjustments are preliminary and have been made solely for informational purposes. The actual results reported by the combined company in periods following the mergers may differ significantly from those reflected in this unaudited pro forma combined financial information for a number of reasons, including but not limited to changes in market conditions, cost savings from operating efficiencies, synergies and the impact of costs incurred in integrating the two companies. As a result, the unaudited pro forma combined financial information is not intended to represent and is not necessarily indicative of what the combined company’s financial condition and results of operations would have been had the mergers been completed on the applicable dates of this unaudited pro forma combined financial information. In addition, the unaudited pro forma combined financial information does not purport to project the future financial condition and results of operations of the combined company. During the fourth quarter of 2015 and the first half of 2016, market conditions have continued to deteriorate reflecting, in addition to historical seasonal patterns, the ongoing weakness in global trade. This has led to further declines in utilization, decreases in lease rental revenue, lower disposal prices and increases in operating costs.
The unaudited pro forma combined financial information is based upon and should be read in conjunction with the historical financial statements and accompanying notes of TAL and Triton for the applicable periods that are incorporated by reference. In addition, the unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements have been prepared using the acquisition method of accounting. Triton has been treated as the acquirer in the mergers for accounting purposes, and therefore, TAL net assets are subject to fair value measurements. The acquisition accounting is dependent on certain valuations and other studies that have yet to advance to a stage where there is sufficient information for a definitive measurement. The assets and liabilities of TAL have been measured based on various preliminary estimates using assumptions that TAL and Triton believe are reasonable based on information that is currently available and which are discussed in this section, including assumptions relating to the allocation of the consideration paid for the assets acquired and liabilities assumed of TAL based on preliminary estimates of their fair value.
The pro forma assumptions and adjustments are described in the accompanying notes presented with the unaudited pro forma combined financial statements. Pro forma adjustments are those that are directly attributable to the transaction, are factually supportable and, with respect to the unaudited pro forma combined statements of income, are expected to have a continuing impact on the consolidated results. The allocation of the final purchase price will differ from that reflected in the unaudited pro forma combined financial statements after final valuation procedures are performed and amounts are finalized.
The unaudited pro forma combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the mergers or the costs necessary to achieve these costs savings, operating efficiencies and synergies.
The following should be read in conjunction with the other financial information included in or incorporated by reference into this document.

Unaudited Pro Forma Combined Balance Sheet
As of March 31, 2016
(in thousands)
	Triton	TAL	Pro Forma Adjustments		Pro Forma
Assets
Unrestricted cash and cash equivalents	$50,470	$73,680	$(11,939)	(5)(a)	$112,211
Restricted cash	21,841	28,987	—		50,828
Accounts receivable, net	124,828	91,228	—		216,056
Container rental equipment	4,295,665	3,899,376	(742,988)	(5)(b)	7,452,053
Net investment in direct financing leases	67,348	169,241	2,739	(5)(c)	239,328
Equipment held for sale	—	84,971	—		84,971
Goodwill	—	74,523	87,192	(5)(d)	161,715
Other assets	34,576	19,513	(3,201)	(5)(e)	50,888
Derivative instruments	—	—	—		—
Intangible assets	—	—	286,153	(5)(f)	286,153
Total assets	$4,594,728	$4,441,519	$(382,044)		$8,654,203

Liabilities & shareholders' equity
Accounts payable & other accrued expenses	$123,629	$53,006	44,719	(5)(g)	$221,354
Derivative instruments	2,700	52,921	—		55,621
Container rental equipment payable	17,483	40,210	—		57,693
Deferred income tax liability	—	450,176	(173,877)	(5)(h)	276,299
Debt, net of deferred financing costs	3,068,519	3,208,409	(72,993)	(5)(i)	6,203,935
Total liabilities	3,212,331	3,804,722	(202,151)		6,814,902

Class A common shares	445	—	(445)	(5)(j)	—
Class B common shares	60	—	(60)	(5)(j)	—
Common shares	—	37	37	(5)(j)	74
Treasury stock	—	(75,310)	75,310	(5)(j)	—
Additional paid in capital	177,446	512,052	(1,341)	(5)(j)	688,157
Accumulated other comprehensive (loss) income	(3,565)	(39,576)	39,576	(5)(j)	(3,565)
Retained earnings accumulated (deficit) income	1,053,144	239,594	(292,970)	(5)(j)	999,768
Total shareholders' equity	1,227,530	636,797	(179,893)		1,684,434
Noncontrolling interests	154,867	—	—		154,867
Total equity	1,382,397	636,797	(179,893)		1,839,301

Total liabilities & shareholders' equity	$4,594,728	$4,441,519	$(382,044)		$8,654,203

See accompanying notes to unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statements of Income
Three Months Ended March 31, 2016
(dollars and shares in thousands, except per share data)
	Triton	TAL	Pro Forma Adjustments		Pro Forma
Statements of Income Data:
Revenues
Container rental revenue	$160,995	$144,898	$(24,838)	(6)(a)	$281,055
Direct financing lease income	2,030	3,107	(509)	(6)(b)	4,628
Other revenue	—	1,218	—		1,218
Total revenues	163,025	149,223	(25,347)		286,901

Trading margin	—	27	—		27

Operating expenses:
Depreciation	79,144	63,226	(11,392)	(6)(c)	130,978
Direct container expense	14,467	17,959	—		32,426
Management, general and administrative expenses	17,924	12,952	(3,935)	(6)(d)	26,941
(Gain) / loss on disposition of container rental equipment	1,837	13,930	—		15,767
(Reversal) / provision for doubtful accounts	(119)	(309)	—		(428)
Total operating expenses	113,253	107,758	(15,327)		205,684
Operating income	49,772	41,492	(10,020)		81,244
Other expenses:
Interest expense	33,698	24,728	2,101	(6)(e)	60,527
Realized loss on derivative instruments, net	654	4,423	—		5,077
Unrealized loss on derivative instruments, net	4,596	813	—		5,409
Loss on extinguishment of debt	—	363	—		363
Other expense	(233)	—	—		(233)
Total other expenses	38,715	30,327	2,101		71,143
Income before income taxes	11,057	11,165	(12,121)		10,101
Income tax expense	992	4,743	(4,884)	(6)(f)	851
Net income	10,065	6,422	(7,237)		9,250
Less: income attributable to noncontrolling interests	1,323	—	—		1,323
Net income attributable to shareholders	$8,742	$6,422	$(7,237)		$7,927
Pro Forma Earnings Per Share Data:
Basic income per share applicable to common shareholders	$0.17	$0.19			$0.11
Diluted income per share applicable to common shareholders	$0.17	$0.19			$0.11
Weighted average common shares outstanding:
Basic	50,536	33,255			73,901	(1)
Diluted	50,536	33,272			73,917
____________________
(1)    TAL historical weighted average share count outstanding for the period adjusted for vesting of restricted stock divided by TAL ownership percentage of 45% upon consummation of the transaction.

See accompanying notes to unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statements of Income
Year Ended December 31, 2015
(dollars and shares in thousands, except per share data)
	Triton	TAL	Pro Forma Adjustments		Pro forma
Statements of Income Data:
Revenues
Container rental revenue	$699,810	$591,665	$(99,355)	(6)(a)	$1,192,120
Direct financing lease income	8,029	15,192	(2,650)	(6)(b)	20,571
Other revenue	—	1,147	—		1,147
Total revenues	707,839	608,004	(102,005)		1,213,838

Trading margin	—	4,194	—		4,194

Operating expenses:
Depreciation	300,470	242,538	(62,269)	(6)(c)	480,739
Direct container expense	54,440	48,902	—		103,342
Management, general and administrative expenses	75,620	51,154	(14,661)	(6)(d)	112,113
Gain on disposition of container rental equipment	(2,013)	13,646	—		11,633
Provision for doubtful accounts	(2,156)	133	—		(2,023)
Total operating expenses	426,361	356,373	(76,930)		705,804
Operating income	281,478	255,825	(25,075)		512,228
Other expenses:
Interest expense	140,644	97,652	583	(6)(e)	238,879
Realized loss on derivative instruments, net	5,496	20,628	—		26,124
Unrealized loss on derivative instruments, net	2,240	205	—		2,445
Loss on extinguishment of debt	1,170	895	—		2,065
Other (income)	211	—	—		211
Total other expenses	149,761	119,380	583		269,724
Income before income taxes	131,717	136,445	(25,658)		242,504
Income tax expense	4,048	48,233	(11,381)	(6)(f)	40,900
Net income	127,669	88,212	(14,277)		201,604
Less: income attributable to noncontrolling interests	16,580	—	—		16,580
Net income attributable to shareholders	$111,089	$88,212	$(14,277)		$185,024
Pro Forma Earnings Per Share Data:
Basic income per share applicable to common shareholders	$2.20	$2.68			$2.50
Diluted income per share applicable to common shareholders	$2.17	$2.67			$2.50
Weighted average common shares outstanding:
Basic	50,536	32,861			73,892	(1)
Diluted	51,165	32,979			74,000
____________________
(1)    TAL historical weighted average share count outstanding for the period adjusted for vesting of restricted stock divided by TAL ownership percentage of 45% upon consummation of the transaction.

See accompanying notes to unaudited pro forma combined financial statements.

TRITON CONTAINER INTERNATIONAL LIMITED AND TAL INTERNATIONAL GROUP, INC.
Notes to Unaudited Pro Forma Combined Financial Statements
On July 12, 2016, TAL International Group Inc. (TAL) and Triton Container International Limited (Triton) combined under a new Bermuda holding company named Triton International Limited (HoldCo) pursuant to the transaction agreement entered into on November 9, 2015. In the transaction, TAL and Triton merged with subsidiaries of Holdco and, as a result of these mergers, each became wholly owned subsidiaries of Holdco. In the mergers, TAL stockholders received one Holdco common share for each share of TAL common stock outstanding, which was 33,395,291 shares as of July 12, 2016. Triton shareholders received 0.7986554526 share of HoldCo common shares for each share of Triton common shares, which resulted in a total of 40,760,788 shares, so that former TAL stockholders hold approximately 45%, and former Triton shareholders hold approximately 55% of the HoldCo common shares issued and outstanding immediately after the consummation of the mergers.
In addition, under the terms of the transaction agreement, TAL was permitted to declare and pay dividends in an aggregate amount up to $1.44 per share prior to closing; and if TAL's aggregate dividends after November 9, 2015 and on or prior to July 12, 2016, the closing of the mergers, exceeded $1.44 per share of TAL common stock, then Triton may distribute cash to holders of Triton common shares in an aggregate amount no greater than an amount equal to the product of (a) the aggregate amount of cash dividends payables to TAL shareholders in excess of $1.44 per share during such period and (b) 55/45. TAL paid the following dividends after November 9, 2015 through the closing, which was $0.45 per share in excess of the $1.44 per share permitted:

Payment Date	Per Share Payment	Aggregate Payment
December 23, 2015	$0.45	$14.8 Million
March 24, 2016	$0.45	$14.8 Million
June 15, 2016	$0.54	$17.8 Million
May 26, 2016	$0.45	$14.8 Million
	$1.89	$62.2 Million

As a result, Triton declared and paid a dividend on July 11, 2016 to the holders of Triton common shares of approximately $18.4 million in the aggregate.

The unaudited pro forma combined financial statements are based on Triton’s historical consolidated financial statements and TAL’s historical consolidated financial statements as adjusted to give effect to the mergers. The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma combined financial statements are described in the accompanying notes, which should be read together with the unaudited pro forma combined financial statements. The preliminary unaudited pro forma combined financial information set forth herein is derived from and should be read in conjunction with the audited consolidated financial statements and related notes, which can be found on TAL's Form 10-K filed on February 29, 2016 as amended, and Triton's Form S-4 amended on May 6, 2016, which are incorporated by reference.
Note 1 - Basis of Pro Forma Presentation

The unaudited pro forma combined statements of income for the year ended December 31, 2105 and three months ended March 31, 2016 give effect to these transactions as if they occurred on January 1, 2015. The unaudited pro forma combined balance sheet as of March 31, 2016 gives effect to these transactions as if they had occurred on March 31, 2016.
The pro forma information reflects the “acquisition” method of accounting in accordance with ASC topic 805, “Business Combinations” (“ASC 805”). Triton has been treated as the acquirer in the mergers for accounting purposes. In making the determination of the accounting acquirer, Holdco considered all pertinent information and facts related to the combined entity as identified by ASC 805-10-55-12 to 15, which included relative voting rights, presence of a large minority interest, composition of the board and senior management, terms of the exchange of equity interests, and relative size. In the aggregate, it was concluded that factors such as Triton’s 55% voting rights in the combined entity, after considering certain voting limitations as contained in the Sponsor Shareholders Agreements, the presence of a large minority voting interest concentrated within the former Triton shareholders and the relative size of Triton in relation to TAL, indicated that Triton should be the accounting acquirer. As the accounting acquirer, the unaudited pro forma combined financial statements reflect Triton accounting for the transaction by using Triton’s historical information and adding TAL’s assets and liabilities at their estimated fair values as of March 31, 2016, based on available information and upon assumptions that the management believes are reasonable in order to reflect, on a pro forma basis, the impact of the transaction on the historical financial statements. These amounts are preliminary and may be subject to refinements as additional information becomes available.
The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial position and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to variety of factors. During the fourth quarter of 2015 and the first half of 2016, market conditions have continued to deteriorate reflecting, in addition to historical seasonal patterns, the ongoing weakness in global trade. This has led to further declines in utilization, decreases in lease rental revenue, lower disposal prices and increases in operating costs.
The unaudited pro forma combined financial statements do not reflect any cost savings from future operating synergies or integration activities, or any revenue, tax, or other synergies that could result from the business combination.
Certain reclassifications were made to conform the presentation of TAL's and Triton's financial statements:

•
Deferred tax liability - Triton historically has presented this item as part of accounts payable & other accrued expenses. For the purposes of the unaudited pro forma combined financial statements, this is presented as a separate line item as TAL's deferred tax liability is a material amount.

•
Realized loss on derivative instruments - Triton historically presents this as a separate line item, while TAL historically presents this within interest and debt expense. For the purposes of the unaudited pro forma combined financial statements, this is presented as a separate line item to conform TAL's presentation to Triton's.

Note 2 - Accounting Policies
Triton is in the process of conducting a detailed review of the accounting policies of TAL in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Triton’s accounting policies and classifications.
At this time, Triton is not aware of any material differences between accounting policies of the two companies, and believes that Triton and TAL’s accounting policies are, in all material respects, in conformity. Any reclassifications necessary to conform to Triton’s presentation, other than those described in note 1, are immaterial, and therefore, are not included in the pro forma adjustments.
Note 3 - Merger Consideration
The consideration for the transaction was paid out in common shares of Holdco. TAL stockholders received one common share of Holdco in exchange for each share of TAL common stock. Triton’s shareholders received 0.7986554526
Holdco common shares for each Triton common share based on a formula that resulted in former TAL stockholders holding approximately 45%, and former Triton shareholders holding approximately 55%, of the Holdco common shares issued and outstanding immediately after the consummation of the mergers.

The fair value of the consideration, or the purchase price, in the unaudited pro forma financial information is approximately $510.3 million. This amount was derived based on 33,395,291 outstanding shares of TAL common stock as of July 12, 2016 inclusive of 408,000 shares of restricted stock that was converted to common shares of Holdco at closing, the exchange ratio and a price per share of TAL common stock of $15.28, which represents the closing price of TAL's common stock on July 12, 2016.

Certain of Triton and TAL’s equity awards contain a preexisting change-in-control provision that resulted in the awards automatically fully vesting upon consummation of a business combination. The converted shares do not require future service for vesting. Accordingly, the merger consideration includes the aggregate fair value of the converted shares issued for TAL’s stock-based awards outstanding (restricted stock) and attributable to the service periods prior to the mergers. The fair value of the converted shares attributable to pre-combination service is included in the consideration transferred. Accordingly, the purchase price includes a fair value of $6.3 million for TAL’s equity awards.

Since shares of Triton common stock are not publicly traded and do not have a readily observable market price, the per share value used in these unaudited pro forma combined financial statements equals the closing per share market price of TAL common stock on July 12, 2016. The quoted price of shares of TAL common stock has been determined to be the most factually supportable measure available to support the determination of the fair value of the consideration transferred, given the market participant element of a widely held stock in an actively traded market.

Note 4 - Estimate of Assets to be Acquired and Liabilities to be Assumed

The combined company allocated the purchase price paid by Triton to the fair value of the TAL assets acquired and liabilities assumed based on preliminary estimates. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of TAL as of March 31, 2016. In addition, the allocation of the purchase price to acquire tangible and intangible assets is based on preliminary fair value estimates and subject to final management analysis, with the assistance of third party valuation advisers. Once Triton and its third party valuation advisers have time to review to the specifics of TAL's tangible and intangible assets, additional insight will be gained by Triton that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated tangible and intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Triton after reviewing the additional information and/or by changes in such factors that occurred at the effective time of the mergers.

The estimated intangible assets are comprised of the lease intangible, which is further detailed in Note 5(g), the customer-related intangible asset related to the costs to recreate specific customer lists and leases, which has an estimated attrition period of 3.0 years, and contracts in place related to managed container units, which have an estimated useful life of 1.3 years. These estimated useful lives are consistent with the expected benefit period of these intangible assets. Additional intangible assets may be identified as the valuation process continues, however, such items are currently not expected to be material to the overall purchase price allocation. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by $0.9 million. The residual amount of the purchase price after the preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded when the final allocations are complete may differ materially from the pro forma amounts presented below (in thousands):

Net assets acquired:
Unrestricted cash and cash equivalents	$73,680
Restricted cash	28,987
Accounts receivable, net	91,228
Container rental equipment	3,156,388
Net investment in direct financing leases	171,980
Equipment held for sale	84,971
Goodwill	161,715
Other assets	16,312
Intangible assets	286,153
Accounts payable & other accrued expenses	(46,825)
Derivative instruments	(52,921)
Container rental equipment payable	(40,210)
Deferred income tax liability	(285,762)
Debt, net of deferred financing costs	(3,135,416)
Total consideration	$510,280

Note 5 - Adjustments to Unaudited Pro Forma Combined Balance Sheet

The following represents an explanation of the various adjustments to the unaudited pro forma combined balance sheet:

(a)	Reflects the estimated payment of transaction costs related to legal, accounting, and other advisory fees of $11.9 million associated with the mergers.

(b)
Reflects the net decrease in carrying value of the acquired leasing equipment on operating leases or off-hire to fair value based on a cost replacement approach. The preliminary estimate of fair value of TAL's leasing equipment was determined using a depreciated replacement value method, which is a form of the "cost approach", using currently available information such as the cost for new containers and the container listing by equipment type and manufacturer year. The cost of new containers is determined based on recent purchases. The estimated cost is then adjusted for physical depreciation calculated on a straight-line basis considering the economic useful life and physical age of the assets being valued. The estimated useful lives used to calculate the physical depreciation reflect the weighted average remaining utility of each equipment type based upon TAL’s current depreciation policy, which are consistent with useful lives and residual values that would be used by market participants, such as industry peers and competitors.

The following table reflects the estimates used in calculating the fair value of TAL's leasing equipment by equipment type:

	Cost of New Container	Economic Useful Life	Weighted Average Remaining Life	Residual Value Estimates
Dry containers
20 foot	$1,500	13.0 years	6.6 years	$1,000
40 foot	$2,400	13.0 years	4.7 years	$1,200
40 foot high cube	$2,550	13.0 years	7.5 years	$1,400
Refrigerated containers
20 foot	$11,500	12.0 years	7.1 years	$2,500
40 foot high cube	$15,000	12.0 years	7.3 years	$3,500
Special containers
40 foot flat rack	$6,500	14.0 years	6.3 years	$1,500
40 foot open top	$3,300	14.0 years	8.0 years	$2,300
Tank containers	$12,000	20.0 years	16.6 years	$3,000
Chassis	$10,925	20.0 years	10.6 years	$1,200

The table below shows the effects of a $100 change in the current cost for new 20 foot dry containers, (equivalent to a $160 and $170 change for 40 foot and 40 foot high cubes, respectively) and the underlying effects of the pro forma adjustment to leasing equipment, lease intangible, deferred tax liability, and goodwill:

	Pro Forma Adjustments
	(in thousands, except new build price)
Scenario	Original	+ $100	- $100
20 ft. dry container new build cost	$1,500	$1,600	$1,400

Assets:
Leasing equipment held for lease, net	(742,988)	(657,402)	(828,574)
Lease intangible	282,703	257,153	308,253
	(460,285)	(400,249)	(520,321)

Deferred tax liability:
Leasing equipment held for lease, net	(265,395)	(234,824)	(295,966)
Lease intangible	100,981	91,855	110,108
Total deferred tax liability	(164,414)	(142,969)	(185,858)

Original Goodwill	161,715
Net Change in Assets		(60,036)	60,036
Net Change in Liability		21,445	(21,444)
Change to Goodwill		(38,591)	38,592
Goodwill		123,124	200,307

(c)
Reflects the estimated fair value over the carrying value of net finance leases based on the net present value of future receipts of those leases using a discount rate which reflects an estimate of current market interest rates and spreads.

(d)
Reflects the adjustment to remove TAL's historical goodwill of $74.5 million and record goodwill associated with the mergers of $161.7 million. The goodwill created in this transaction is not expected to be deductible for tax purposes.

(e)	Reflects the net effect of the items below:

	Amount	Estimated Useful Life
Fair value adjustments:	(in thousands)
Replacement cost of TAL internally developed lease operating software	$5,900	1.0 year
Lease intangible from TAL's managed equipment program contracts	2,360	1.3 years

Eliminations:
Unrecognized deferred customer credits previously issued	(3,946)	—
Unamortized sale lease back intangibles resulting from asset acquisitions	(7,515)	—

Total	$(3,201)

(f)	Reflects: (i) $282.7 million lease intangible which represents the value of TAL's operating lease contracts over the current market rate and (ii) customer-related intangibles of $3.5 million.

The intangible lease asset was calculated by using a discounted cash flow method by applying the difference in actual lease rates and estimates for current market lease rates over the remaining lease term and discounting the resulting excess cash flow using a discount rate of 5.8%. The estimates for market leasing rates were derived considering a mix of short-term and long-term lease rates since the weighted average remaining lease duration of 2.6 years is shorter than the typical initial duration of a long-term operating lease. In addition, the estimates for current market lease rates reflect added uncertainty due to the limited amount of leasing transactions currently taking place due to the difficult leasing environment and the fact that the first quarter typically represents the slow season for dry container shipping volumes. The estimates for current market rates may not reflect market rates used in the final purchase accounting calculations. TAL's weighted average portfolio lease rates in place as of the balance sheet date are approximately 30% above the weighted average estimates for market leasing rates used to calculate the lease intangible.

The fair value of the customer-related intangible asset was calculated using the cost approach method. Total costs to recreate specific tank and chassis customer relationships, including direct marketing costs as well as the pricing and contract costs, was discounted over an estimated three year attrition period.

(g)
Reflects the write-off of revenue previously deferred by TAL of $6.2 million and transaction costs related to severance and retention costs expected to be incurred within the next twelve months of $50.9 million.

(h)
Reflects the estimated tax effect (assuming a tax rate of 35.7%, the statutory rate) associated with the fair value adjustments for the leasing equipment and operating lease intangible, and a tax benefit $9.5 million associated with the estimated payment of transaction costs related to legal, accounting, and other advisory fees of $11.9 million and transaction costs related to severance and retention costs of $50.9 million.

(i)
Reflects an adjustment of $73.0 million to decrease TAL's historical long-term debt to fair value. Estimated markets rates for the different types of debt in TAL's debt portfolio were used to estimate the fair value of TAL's historical long-term debt. This adjustment includes a fair value adjustment to reduce debt by $97.4 million offset by unamortized deferred financing costs of $24.4 million previously deferred by TAL associated with existing debt that is expected to be revalued at closing.

(j)	Adjustment to reflect the merger consideration and to eliminate Triton's historical common shares and TAL's historical common stock. This adjustment is comprised of:

(1)
The elimination of Triton historical Class A common shares and Class B common shares, TAL historical common stock, additional paid-in capital, accumulated earnings, treasury stock, and accumulated other comprehensive income as part of purchase accounting, and

(2)
The issuance of common shares of Holdco. TAL shareholders will receive one common share of Holdco for each share of TAL common stock. Triton shareholders will receive a number of Holdco common shares for each Triton common share based on a formula that is expected to result in former TAL shareholders holding approximately 45%, and former Triton shareholders holding approximately 55%, of the Holdco common shares issued and outstanding immediately after the consummation of the mergers.

(3)
Transaction costs related to legal, accounting, and other advisory fees expected to be incurred of $8.0 million, net of a tax benefit of $3.9 million, as a result of the mergers, and transaction costs related to severance and retention costs expected to be incurred in the next twelve months of $45.4 million, net of a tax benefit of $5.6 million.

Note 6 - Adjustments to Unaudited Pro Forma Combined Statements of Income

The following represents an explanation of the various adjustments to the unaudited pro forma combined statements of income:

(a)	Represents adjustments to revenue recognized during the period. The adjustments for the periods presented are as follows (in thousands):

	Three Months Ended March 31, 2016	Year ended December 31, 2015
Lease intangible(1)	$(26,405)	$(105,622)
Deferred revenue(2)	1,567	6,267
Pro forma adjustment	$(24,838)	$(99,355)
_____________________

(1)	Lease intangible represents the adjustment to leasing revenue as if all leases reflected the market per diem rates as of March 31, 2016 as if they were in place as of January 1, 2015.

(2)	Deferred revenue represents the adjustment to leasing revenue to reverse the amortization of previously deferred customer credits or fees recognized during the period.

(b)	Represents an adjustment to direct financing lease income for the period reflecting the market interest rates as of March 31, 2016 as if they were in place as of January 1, 2015.

(c)	Represents the adjustments to depreciation and amortization expense. The adjustments for the periods presented are as follows (in thousands):

	Three Months Ended March 31, 2016	Year ended December 31, 2015
Depreciable assets:
Revenue earning equipment	$(12,152)	$(71,207)

Amortizable intangible assets:
TAL internally developed lease operating software	—	5,900
Customer intangible	288	1,150
Intangibles from TAL's managed equipment program contracts	472	1,888
Total amortizable intangible assets	760	8,938

Total pro forma depreciation and amortization expense adjustment	$(11,392)	$(62,269)

The depreciation expense adjustment was calculated by comparing the depreciation expense recorded in the TAL historical financial statements to depreciation expense that was recalculated based on the fair value of TAL equipment calculated for purchase accounting. Please refer to Note 5 (b) for the significant estimates used in determining the fair value of TAL’s leasing equipment.

Estimates such as useful lives and residual values inherent in TAL’s depreciation policy are evaluated on a regular basis and adjusted accordingly if circumstances indicate that these estimates have changed.

The depreciation expense adjustment did not contain any changes to underlying estimates such as useful lives or residual values contained in TAL’s respective depreciation policy.

(d)
Represents the elimination of transaction costs related to the mergers of $3.3 million for the three months ended March 31, 2016 and $14.3 million for the year ended December 31, 2015, respectively, and share based compensation expense of $0.6 million for the three months ended March 31, 2016 and $0.4 million for the year ended December 31, 2015, respectively. Transaction costs related to legal, accounting, and other advisory fees of approximately $11.9 million and transaction costs related to severance and retention costs of $37.8 million and $13.1 million, respectively, which are directly associated with the mergers and will be reflected in income within 12 months following the completion of the mergers.

Approximately $11.9 million of transaction costs related directly to the mergers will be reflected in income within 12 months following the mergers. In addition, non-recurring costs of approximately $37.8 million and $13.1 million related to severance and retention costs, respectively, are expected to be reflected in income within 12 months following the mergers.

The TAL and Triton historical consolidated financial statements include share based compensation expense in management, general and administrative expenses with respect to share based awards issued and outstanding for the periods presented. Certain unvested share based awards at both TAL and Triton vested immediately upon the closing of the mergers. This resulted in a charge to management, general and administrative expenses upon closing of the mergers. Approximately $4.4 million of stock compensation costs will be charged to management, general and administrative expenses upon closing of the mergers. Historical compensation expense has not been adjusted pertaining to the acceleration of these share-based awards. These amounts have been excluded from the unaudited pro forma combined statements of operations because it is a charge directly attributable to the mergers and factually supportable, but will not have a continuing impact on Holdco’s operations.

(e)
Reflects the following adjustments: (i) the increase to interest expense as a result of the difference between the fair value and carrying value of TAL's debt as a result of purchase accounting of $3.8 million for the three months ended March 31, 2016 and $8.2 million for the year ended December 31, 2015. Current market interest rates are approximately 60 basis points higher than TAL's effective interest rate for the three months ended March 31, 2016; and (ii) the elimination of

TAL's deferred debt issuance cost amortization of $1.7 million for the three months ended March 31, 2016 and $7.6 million for the year ended December 31, 2015.

(f)
For the three months ended March 31, 2016, the TAL statutory rate of 35.7% was applied to the pretax pro forma adjustments of $13.8 million resulting in a tax benefit of $4.9 million, whereas the Triton statutory rate of 3.0% was applied to a pretax pro forma adjustment of $1.7 million resulting in a tax expense of $0.1 million. For the year ended December 31, 2015, the TAL statutory rate of 35.3% was applied to the pretax pro forma adjustments of $32.8 million resulting in a tax benefit of $11.6 million, whereas the Triton statutory rate of 3.1% was applied to a pretax pro forma adjustment of $7.2 million resulting in a tax expense of $0.2 million.